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                                                                    Exhibit 3(i)


                            ARTICLES OF INCORPORATION
                                       OF
                       ACCESS CAPITAL STRATEGIES COMMUNITY
                              INVESTMENT FUND, INC.


FIRST: Incorporation: The undersigned David F. Sand, whose address is 124 Mt. Auburn Street, Suite 200N, Cambridge, Massachusetts 02138, being at least eighteen years of age, does hereby form a corporation under the general laws of the State of Maryland.

SECOND: Name of Corporation: The name of the Corporation is Access Capital Strategies Community Investment Fund, Inc.

THIRD: Corporate Purposes: The Corporation is formed for the following purpose or purposes:

      A. To conduct, operate, and carry on the business of a close-end, management investment company that has elected to be treated as a business development company, pursuant to the Investment Company Act of 1940, as amended ("1940 Act"); provided, however, that the Corporation may cease to be treated as a business development company upon compliance with the requirements of the 1940 Act with respect thereto; and

      B. To exercise and enjoy all powers, rights and privileges granted to and conferred upon corporations by the Maryland General Corporation Law now or hereafter in force.

FOURTH: Address of Principal Office. The post office address of the principal office of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202-3242.

FIFTH: Name and Address of Resident Agent. The name and address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202-3242.

SIXTH: Shares of Stock:

      A. The total number of shares of all classes of capital stock which the Corporation has authority to issue is 10,000 shares of Common Stock, $.001 par value, having an aggregate par value of $10.00.

      B. Stockholders shall not have preemptive or preferential rights to acquire any shares of the capital stock of the Corporation, and any or all of such shares, whenever authorized, may be issued, or may be reissued and transferred if such shares have been reacquired and have treasury status, to any person, firm, corporation, trust, partnership, association or other entity for such lawful consideration and on such terms as the Board of Directors determines in its discretion without first offering the shares to any such holder.

      C. All shares of the Corporation's authorized capital stock, when


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issued for such consideration as the Board of Directors may determine, shall be fully paid and nonassessable.

      D. The Board of Directors of the Corporation may, by adoption of a resolution or Bylaw, impose restrictions upon the transferability by shareholders of shares of the Corporation's capital stock.

      E. No shares of the Corporation's capital stock shall have any conversion or exchange rights or privileges or have cumulative voting rights.

      F. Except as otherwise required under the 1940 Act, voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the Common Stock. Each holder of a full or fractional share of Common Stock shall be entitled, in the case of full shares, to one vote for each such share and, in the case of fractional shares, to a fraction of one vote corresponding to the fractional amount of each such fractional share, in each case based upon the number of shares registered in such holder's name on the books of the Corporation.

      G. In the event of the liquidation or dissolution of the Corporation, the holders of the Common Stock shall be entitled to receive all the net assets of the Corporation. The assets so distributed to the stockholders shall be distributed among such stockholders, in cash or in kind at the option of the directors, in proportion to the number of full and fractional shares of the class held by them and recorded on the books of the Corporation.

      H. Each holder of shares of capital stock shall, upon demand, disclose to the Corporation such information with respect to direct or indirect holdings of such shares as the directors or any officer or agent of the Corporation designated by the directors deem necessary to comply with provisions of the Internal Revenue Code of 1986 applicable to the Corporation, to comply with requirements of any other appropriate taxing authority, or to comply with the provisions of the 1940 Act or of the Employee Retirement Income Security Act of 1974, as any of said laws may be amended from time to time.

SEVENTH: Board of Directors: The Corporation shall have at least three directors; provided that if there is no stock outstanding, the number of directors may be less than three but not less than one. David F. Sand shall act as sole director of the Corporation until his successor has been duly chosen and qualified.

EIGHTH: Management of the Affairs of the Corporation.

      A. All corporate powers and authority of the Corporation shall be vested in and exercised by the Board of Directors except as otherwise provided by statute, these Articles, or the Bylaws of the Corporation.

      B. The Board of Directors shall have the power to adopt, alter, or repeal the Bylaws of the Corporation, unless the Bylaws otherwise provide.

      C. The Board of Directors shall have the power to determine

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whether and to what extent, and at what times and places, and under what conditions and regulations the accounts and books of the Corporation (other than the stock ledger) shall be open to inspection by stockholders. No stockholder shall have any right to inspect any account, book, or document of the Corporation except to the extent permitted by statute or the Bylaws.

      D. The Board of Directors shall have the power to determine, in accordance with generally accepted accounting principles, the Corporation's net income, its total assets and liabilities, and the net asset value of the shares of capital stock of the Corporation. The Board of Directors may delegate such power to any one or more of the directors or officers of the Corporation, its investment adviser, administrator, custodian, or depositary of the Corporation's assets, or another agent of the Corporation appointed for such purposes.

      E. Except as otherwise required under the 1940 Act, the Board of Directors shall have the power to make distributions, including dividends, from any legally available funds in such amounts, and in a manner and to the stockholders of record as of such a date, as the Board of Directors may determine.

NINTH: Stockholder Liability. The stockholders shall not be liable to any extent for the payment of any debt of the Corporation.

TENTH: Majority of Votes. Except as otherwise provided in these Articles, under the 1940 Act, or under any provision of Maryland law requiring approval by a greater proportion than a majority of the votes entitled to be cast in order to take or authorize any action, any action may be taken or authorized by the Corporation upon the affirmative vote of a majority of the votes entitled to be cast thereon.

ELEVENTH: Special Voting Requirements: Control Shares.

      A. The Corporation shall not be governed by the provisions of Section 3-602 of the Maryland General Corporation Law.

      B. Any acquisition of shares of the stock of the Corporation, by any person and at any time, shall be generally exempted from the requirements of subtitle 7 of Title 3 of the Maryland General Corporation Law.

TWELFTH: Limitation on Liability.

      A. To the maximum extent permitted by the laws of Maryland law (but not in violation of any applicable requirement or limitation of the 1940 Act), in each case as currently in effect or as may hereafter be amended:

         1. No director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages; and

         2.    The Corporation shall indemnify and advance expenses

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               as provided in the Bylaws of the Corporation to its present and past directors, officers, employees and agents (including any person or firm appointed by the Corporation to serve as investment adviser or any similar function), and persons who are serving or have served at the request of the Corporation in similar capacities for other entities.

      B. No amendment, alteration, or repeal of this Article or the adoption, alteration, or amendment of any other provision of these Articles or the Bylaws of the Corporation inconsistent with this Article, shall adversely affect any limitation on liability or indemnification of any person under this Article with respect to any act or failure to act which occurred prior to such amendment, alteration, repeal, or adoption.

THIRTEENTH: Limited Term of Existence. The Corporation shall have a limited period of existence and shall cease to exist at the close of business on December 31, 2032, except that the Corporation shall continue to exist for the purpose of paying, satisfying, and discharging any existing debts or obligations, collecting and distributing its assets, and doing all other acts required to liquidate and wind up its business and affairs. After the close of business on December 31, 2032, if the Corporation has not liquidated and wound up its business and affairs, the directors shall become trustees of the Corporation's assets for purposes of liquidation with the full powers granted to directors of a corporation which has voluntarily dissolved under subtitle 4 of Title 3 of the Maryland General Corporation Law or any successor statute as are necessary to liquidate the Corporation and wind up its affairs, but in no event with lesser power than the powers granted by such subtitle granted under the Maryland General Corporation Laws as of the date of incorporation of the Corporation.

FOURTEENTH: Right of Amendment. Any provision of these Articles may be amended, altered, or repealed upon the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

      IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 8th day of May, 1997.




                                       /s/ DAVID F. SAND
                                       ----------------------------------
                                       David F. Sand